Exhibit 99.1

Prestige Brands Holdings, Inc. Reports 53.4% Revenue Increase & Record Earnings for Second Quarter of Fiscal 2013

Full Year EPS Guidance Increased; Divestiture of Phazyme® Announced

Tarrytown, NY-(Business Wire) November 1, 2012-Prestige Brands Holdings, Inc. today announced results for the second fiscal quarter ended September 30, 2012, including revenues of $161.9 million, an increase of 53.4% over the prior year comparable period's revenues of $105.5 million. Revenues for the six month period totaled $308.9 million, an increase of 53.8% over the prior year six month period's revenues of $200.8 million. The second quarter and year-to-date growth was driven by the Company's core over-the-counter (OTC) healthcare brands, which experienced 11.3% organic growth in the second fiscal quarter, and revenue from the Company's acquisition of 17 brands from GlaxoSmithKline (GSK), which was completed during the fourth quarter of fiscal 2012.

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information to aid investors in understanding the company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About non-GAAP Financial Measures” section at the end of this earnings release.

Reported net income for the second fiscal quarter was a record $19.2 million or $0.38 per diluted share, versus $12.9 million or $0.26 per diluted share, in the prior year comparable period, an increase of 48.6% in reported net income and 46.2% in diluted earnings per share. Adjusted net income for the second fiscal quarter was $21.3 million, or $0.42 per diluted share compared to $12.9 million or $0.26 per diluted share, in the prior year comparable period, an increase of 64.7% in adjusted net income. The fiscal second quarter's adjusted net income excludes expenses related to the GSK Transition Services Agreement (TSA) and integration costs totaling $2.1 million net of taxes, or $0.04 per diluted share, which were in line with previously communicated expectations.

Reported net income for the first six months of fiscal 2013 was $33.9 million, or 22.3% higher than the prior year comparable period's results of $27.7 million. Adjusted net income increased $14.4 million or 58.2%, for the first six months of fiscal 2013 to $39.2 million, or $0.77 per diluted share, compared to

$24.8 million or $0.49 per diluted share, in the prior year comparable period. The current year's adjusted net income for the six month period excludes expenses related to the TSA, integration and other costs totaling $5.4 million net of taxes, or $0.11 per diluted share. The prior year's comparable six month period excluded a one time net gain associated with a legal settlement and other one-time costs totaling approximately $2.9 million or $0.06 per diluted share.

Reported gross profit for the second fiscal quarter was $90.5 million, an increase of $36.6 million, or 68.0%, over the prior year comparable quarter of $53.9 million. Adjusted gross margin was $92.2 million and 57.0% of revenues for the second fiscal quarter compared to $53.9 million and 51.1% of revenues in the prior year comparable period. The current year period excludes integration and other costs of $1.7 million related to the acquired GSK brands. The year-over-year improvement in adjusted gross margin is primarily a result of a greater proportion of revenue generated from the higher gross margin OTC segment, which now represents approximately 85% of overall revenues and 95% of brand contribution.

Revenues for the OTC healthcare segment were $137.9 million, 74.3% higher than the prior year's second quarter results of $79.2 million. The increase in revenues in the OTC segment was a result of the effectiveness of the increased marketing and advertising support behind core OTC brands, as well as the acquisition of 17 North American brands from GSK. The Company's nine legacy core OTC brands increased 11.3% in the second quarter, representing the ninth consecutive quarter of organic revenue increases for the legacy core OTC product group. Strong sales gains were recorded for Little Remedies®, Compound W®, Efferdent®, PediaCare®, and Chloraseptic®. Net revenues for the OTC segment for the first six months of fiscal 2013 were $264.1 million, 75.7% higher than the prior year's results of $150.4 million, reflecting the growth in the legacy core OTC brands and the acquisition of the GSK brands. Revenues for the Household Cleaning segment, which represent approximately 15% of corporate revenues and 5% of brand contribution, were $23.9 million for the second fiscal quarter and $44.7 million year-to-date. This represents a 9.4% reduction in the second quarter over the prior year comparable period revenues of $26.4 million, and an 11.4% reduction in the prior year's comparable period six month results of $50.5 million.

Portfolio Management

As part of its strategy to focus on core OTC brands and manage the overall portfolio, the Company divested the Phazyme® gas treatment brand to C.B. Fleet Company, Inc. on October 31, 2012. Phazyme is

a non-core OTC product which was acquired in January 2012 from GSK and accounted for less than 1% of revenues for the fiscal year-to-date. The Company will use all proceeds of the sale to pay down debt.

Commentary and Outlook

“Our excellent second quarter performance reflects the success of our strategic initiatives in three key areas; the full integration of the brands acquired from GSK that transformed our company and financial profile, the effectiveness of increased advertising and promotion support behind core brands, and our dedicated focus to superior execution resulting in core OTC growth,” said Matthew M. Mannelly, CEO. “Core OTC growth increased 11.3% in the second quarter, representing the ninth consecutive quarter of organic growth, category outperformance, and market share gains.”

“Our industry-leading and consistent free cash flow combined with a solid balance sheet puts Prestige in the unique position to be able to quickly and reliably de-lever, and at the same time, provides greater flexibility for future M&A opportunities,” Mr. Mannelly said.

“With our strong first half performance, our strategy in place, and a well-positioned portfolio of consumer brands, we are confident in raising our earnings guidance for fiscal 2013 from $1.22-$1.32 to $1.37-$1.42 per share,” he said.

Free Cash Flow and Debt Reduction
Free cash flow is a "non-GAAP financial measure" and is presented here because management believes it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions. Non-GAAP Free Cash Flow is defined and reconciled to GAAP Net Cash Provided by Operating Activities in the section entitled, "About Non-GAAP Financial Measures" below. The Company's free cash flow for the second fiscal quarter ended September 30, 2012 was $41.6 million, an increase of $23.8 million over the prior year comparable period's free cash flow of $17.8 million. For the six month period, free cash flow totaled $55.1 million compared to $33.2 million in the prior year comparable period. The Company continues to expect free cash flow of approximately $110 million for fiscal 2013, in line with what was previously stated.
The Company's net debt at September 30, 2012 was $1,061 million, reflecting a reduction of $42.0 million during the quarter ended September 30, 2012. The Company's covenant defined leverage ratio was 4.59, down from approximately 5.25 at the time of the closing on the acquisition of the GSK brands.

Conference Call and Accompanying Slide Presentation
The Company will host a conference call to review its first quarter results on November 1, 2012 at 8:30 am EDT. The toll-free dial-in numbers are 866-730-5764 within North America and 857-350-1588 outside of North America. The conference pass code is "prestige". The Company will provide a live internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 44647322.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the progress of the GSK integration, the growth of our portfolio and sales volume, our intentions regarding development of the brands we acquired from GSK, our outlook and expected financial results, including earnings per share and free cash flow, and our plans to deliver superior value to our stockholders. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914 524 6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2012	2011	2012	2011
Revenues
Net sales	$161,323	$104,572	$307,243	$198,879
Other revenues	532	972	1,609	1,960
Total revenues	161,855	105,544	308,852	200,839

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	71,310	51,638	134,703	97,065
Gross profit	90,545	53,906	174,149	103,774

Operating Expenses
Advertising and promotion	23,508	13,073	43,833	23,306
General and administrative	12,585	8,861	28,736	18,711
Depreciation and amortization	3,296	2,570	6,591	5,120
Total operating expenses	39,389	24,504	79,160	47,137
Operating income	51,156	29,402	94,989	56,637

Other (income) expense
Interest income	(3)	(1)	(5)	(3)
Interest expense	19,663	8,280	39,513	16,860
Gain on settlement	—	—	—	(5,063)
Total other expense	19,660	8,279	39,508	11,794
Income before income taxes	31,496	21,123	55,481	44,843
Provision for income taxes	12,252	8,174	21,582	17,126
Net income	$19,244	$12,949	$33,899	$27,717

Earnings per share:
Basic	$0.38	$0.26	$0.67	$0.55
Diluted	$0.38	$0.26	$0.66	$0.55

Weighted average shares outstanding:
Basic	50,364	50,278	50,353	50,231
Diluted	51,225	50,671	51,166	50,659

Comprehensive income, net of tax:
Currency translation adjustments	66	(42)	24	(52)
Total other comprehensive income (loss)	66	(42)	24	(52)
Comprehensive income	$19,310	$12,907	$33,923	$27,665

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	September 30, 2012	March 31, 2012
Current assets
Cash and cash equivalents	$29,006	$19,015
Accounts receivable, net	84,767	60,228
Inventories	53,836	50,861
Deferred income tax assets	5,973	5,283
Prepaid expenses and other current assets	5,840	11,396
Current assets held for sale	185	252
Total current assets	179,607	147,035

Property and equipment, net	6,128	1,304
Goodwill	173,928	173,702
Intangible assets, net	1,380,499	1,386,357
Other long-term assets	33,653	35,713
Long-term assets held for sale	13,808	14,165
Total Assets	$1,787,623	$1,758,276

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$41,883	$26,726
Accrued interest payable	13,867	13,889
Other accrued liabilities	32,651	23,308
Total current liabilities	88,401	63,923

Long-term debt
Principal amount	1,090,000	1,135,000
Less unamortized discount	(10,280)	(11,092)
Long-term debt, net of unamortized discount	1,079,720	1,123,908

Deferred income tax liabilities	180,798	167,717
Total Liabilities	1,348,919	1,355,548

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Preferred share rights	283	283
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,500 shares at September 30, 2012 and 50,466 shares at March 31, 2012	505	505
Additional paid-in capital	393,951	391,898
Treasury stock, at cost - 181 shares at September 30, 2012 and March 31, 2012	(687)	(687)
Accumulated other comprehensive loss, net of tax	11	(13)
Retained earnings	44,641	10,742
Total Stockholders' Equity	438,704	402,728
Total Liabilities and Stockholders' Equity	$1,787,623	$1,758,276

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2012	2011
Operating Activities
Net income	$33,899	$27,717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,591	5,120
Deferred income taxes	12,391	5,962
Amortization of deferred financing costs	2,060	565
Stock-based compensation costs	1,973	1,657
Amortization of debt discount	812	458
Lease termination costs	975	—
Loss on disposal of equipment	51	—
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(24,530)	(5,075)
Inventories	(2,904)	(6,672)
Prepaid expenses and other current assets	5,556	1,794
Accounts payable	15,150	3,594
Accrued liabilities	8,350	(1,654)
Net cash provided by operating activities	60,374	33,466

Investing Activities
Purchases of property and equipment	(5,266)	(307)
Proceeds from escrow of Blacksmith acquisition	—	1,200
Proceeds from sale of property and equipment	15	—
Acquisition of brands from GSK purchase price adjustments	(226)	—
Net cash (used in) provided by investing activities	(5,477)	893

Financing Activities
Repayments of long-term debt	(70,000)	(40,000)
Repayments under revolving credit agreement	(8,000)	—
Borrowings under revolving credit agreement	33,000	—
Proceeds from exercise of stock options	80	571
Shares surrendered as payment of tax withholding	—	(271)
Net cash used in financing activities	(44,920)	(39,700)

Effects of exchange rate changes on cash and cash equivalents	14	(32)
Increase (decrease) in cash and cash equivalents	9,991	(5,373)
Cash and cash equivalents - beginning of period	19,015	13,334
Cash and cash equivalents - end of period	$29,006	$7,961

Interest paid	$36,524	$15,790
Income taxes paid	$656	$5,844

Prestige Brands Holdings, Inc.
Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2012			Six Months Ended September 30, 2012
	OTC Healthcare	Household Cleaning	Consolidated	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$137,771	$23,552	$161,323	$263,775	$43,468	$307,243
Other revenues	164	368	532	345	1,264	1,609
Total revenues	137,935	23,920	161,855	264,120	44,732	308,852
Cost of sales	53,469	17,841	71,310	100,868	33,835	134,703
Gross profit	84,466	6,079	90,545	163,252	10,897	174,149
Advertising and promotion	22,046	1,462	23,508	39,899	3,934	43,833
Contribution margin	$62,420	$4,617	67,037	$123,353	$6,963	130,316
Other operating expenses			15,881			35,327
Operating income			51,156			94,989
Other expense			19,660			39,508
Income before income taxes			31,496			55,481
Provision for income taxes			12,252			21,582
Net income			$19,244			$33,899

	Three Months Ended September 30, 2011			Six Months Ended September 30, 2011
	OTC Healthcare	Household Cleaning	Consolidated	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$78,998	$25,574	$104,572	$150,001	$48,878	$198,879
Other revenues	158	814	972	357	1,603	1,960
Total revenues	79,156	26,388	105,544	150,358	50,481	200,839
Cost of sales	33,085	18,553	51,638	61,869	35,196	97,065
Gross profit	46,071	7,835	53,906	88,489	15,285	103,774
Advertising and promotion	12,155	918	13,073	20,576	2,730	23,306
Contribution margin	$33,916	$6,917	40,833	$67,913	$12,555	80,468
Other operating expenses			11,431			23,831
Operating income			29,402			56,637
Other expense			8,279			11,794
Income before income taxes			21,123			44,843
Provision for income taxes			8,174			17,126
Net income			$12,949			$27,717

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations or the sale thereof and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations and the sale thereof, gain on settlement, loss on extinguishment of debt, certain other legal and professional fees and acquisition-related costs. We define Non-GAAP Adjusted Gross Margin as Gross Profit before certain acquisition and integration-related costs. We define Non-GAAP Adjusted Operating Income as Operating Income before certain other legal and professional fees, acquisition and integration-related costs. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, acquisition and integration-related costs, income or loss from discontinued operations and the sale thereof, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. Non-GAAP Adjusted EPS is calculated based on Non-GAAP Adjusted Net Income and the weighted average number of common and potential common shares outstanding during the period. We define Non-GAAP Free Cash Flow as net cash provided by operating activities less cash paid for capital expenditures. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow because they provide additional ways to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Each of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing our ability to pursue acquisitions or to service or incur indebtedness; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow has limitations and you should not consider these measures in isolation from or as an alternative to GAAP measures such as operating income, net income, and net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow, all of which are non-GAAP financial measures, to GAAP Gross Profit, GAAP Operating Income, GAAP Net Income, GAAP Diluted EPS and GAAP Net cash provided by operating activities, our most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Gross Margin to Non-GAAP Adjusted Gross Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
(In thousands)
GAAP Total Revenues	$161,855	$105,544	$308,852	$200,839
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Total adjustments	—	—	411	—
Non-GAAP Adjusted Total Revenues	$161,855	$105,544	$309,263	$200,839

GAAP Gross Profit	$90,545	$53,906	$174,149	$103,774
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	—	23	—
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	1,661	—	1,661	—
Total adjustments	1,661	—	2,315	—
Non-GAAP Adjusted Gross Margin	$92,206	$53,906	$176,464	$103,774
Non-GAAP Adjusted Gross Margin %	57.0%	51.1%	57.1%	51.7%

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income:

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
(In thousands)
GAAP Operating Income	$51,156	$29,402	$94,989	$56,637
Adjustments:
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	—	23	—
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	1,661	—	1,661	—
Legal and professional fees associated with acquisitions	39	—	98	775
Unsolicited proposal costs	—	—	534	—
Transition and integration costs associated with GSK	1,684	—	5,811	—
Total adjustments	3,384	—	8,758	775
Non-GAAP Adjusted Operating Income	$54,540	$29,402	$103,747	$57,412

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
(In thousands)
GAAP Net Income	$19,244	$12,949	$33,899	$27,717
Interest expense, net	19,660	8,279	39,508	16,857
Income tax provision	12,252	8,174	21,582	17,126
Depreciation and amortization	3,296	2,570	6,591	5,120
Non-GAAP EBITDA:	54,452	31,972	101,580	66,820
Adjustments:
Gain on settlement	—	—	—	(5,063)
Additional slotting costs associated with GSK	—	—	411	—
Inventory step-up charge associated with acquisitions	—	—	23	—
Additional product testing costs associated with GSK	—	—	220	—
Additional supplier transition costs associated with GSK	1,661	—	1,661	—
Legal and professional fees associated with acquisitions	39	—	98	775
Unsolicited proposal costs	—	—	534	—
Transition and integration costs associated with GSK	1,684	—	5,811	—
Total adjustments	3,384	—	8,758	(4,288)
Non-GAAP Adjusted EBITDA	$57,836	$31,972	$110,338	$62,532

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2012	2012 Adjusted EPS	2011	2011 Adjusted EPS	2012	2012 Adjusted EPS	2011	2011 Adjusted EPS
(In thousands)
GAAP Net Income	$19,244	$0.38	$12,949	$0.26	$33,899	$0.66	$27,717	$0.55
Adjustments:
Gain on settlement	—	—	—	—	—	—	(5,063)	(0.10)
Additional slotting costs associated with GSK	—	—	—	—	411	0.01	—	—
Inventory step-up charge associated with acquisitions	—	—	—	—	23	—	—	—
Additional product testing costs associated with GSK	—	—	—	—	220	0.01	—	—
Additional supplier transition costs associated with GSK	1,661	0.03	—	—	1,661	0.03	—	—
Legal and professional fees associated with acquisitions	39	—	—	—	98	—	775	0.02
Unsolicited proposal costs	—	—	—	—	534	0.01	—	—
Transition and integration costs associated with GSK	1,684	0.03	—	—	5,811	0.11	—	—
Tax impact of adjustments	(1,300)	(0.02)	—	—	(3,407)	(0.06)	1,617	0.03
Tax impact of state rate adjustments and other non-deductible items	—	—	—	—	—	—	(237)	(0.01)
Total adjustments	2,084	0.04	—	—	5,351	0.11	(2,908)	(0.06)
Non-GAAP Adjusted Net Income and Adjusted EPS	$21,328	$0.42	$12,949	$0.26	$39,250	$0.77	$24,809	$0.49

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
(In thousands)
GAAP Net cash provided by operating activities	$45,632	$18,023	$60,374	$33,466
Additions to property and equipment for cash	(4,068)	(231)	(5,266)	(307)
Non-GAAP Free Cash Flow	$41,564	$17,792	$55,108	$33,159